Bodisen Biotech Announces Record Second Quarter Earnings of $0.17 per Share, 99% Increase in Revenue and 48% Increase in Net Income

Bodisen provides earnings guidance for 2005

NEW YORK--(BUSINESS WIRE)--August 23, 2005--Bodisen Biotech,, Inc. (OTCBB: BBOI, website: www.bodisen.com) announced financial results for its second quarter ending June 30, 2005. The following are some of the highlights as reflected in its filing with the SEC:

Selected Second Quarter 2005 Results Compared to the Same Period in 2004

     o    Revenue of $8,416,805, an increase of 99%
     o    Net income of $2,692,014, an increase of 48%
     o    Gross profit of $3,255,664, an increase of 64%
     o Basic earnings per share of $0.18 (fully diluted:$0.17), an increase of 50% for basic earnings per share and 42% for fully diluted

Selected First Half 2005 Results Compared to the Same Period in 2004

     o    Revenue of $13,118,480, an increase of 104%
     o    Net income of $3,488,746, an increase of 55%
     o Gross profit increased 72% compared to the six month period ended June 30, 2004
     o Basic earnings per share of $0.23 (fully diluted: $0.22), an increase of 53% for basic earnings per share and 47% for fully diluted

REVENUE

Bodisen generated net revenue of $8,416,805 for the three month period ending June 30, 2005, an increase of $4,186,600, or 99%, compared to $4,230,205 for the same period in 2004. For the six months ended June 30, 2005, the company reported net revenues of $13,118,480 an increase of $6,702,186 or 104% compared to $6,416,294 for the comparable period in 2004. The increase in revenue was primarily attributable to the completion of a new manufacturing facility which had a major impact on manufacturing capacity, and a renewed focus on marketing efforts as the company entered new territories, resulting in increases in the customer base and related volume of recurring and new customer sales.

NET INCOME

Bodisen reported net income of $2,692,014 for the three month period ended June 30, 2005, an increase of $867,999, or 48% from $1,824,015. For the six months ended June 30, 2005, Bodisen reported net income of $3,488,746 an increase of $1,243,756 or 55% compared to $2,244,990 for the comparable period in 2004. The increase was attributable to the growth in demand for the Company's products as they entered new markets throughout China.

EARNINGS GUIDANCE FOR YEAR 2005

Bodisen affirmed fiscal 2005 (December yearend) guidance for earnings of approximately $8 million (including 1Q05 one time financing related charge), or approximately 50 cents per share, on revenue of approximately $28 million. Guidance does not include positive impact from increased sales channels and further expansion of manufacturing capacities, as a result of the Company's planned dual listing before yearend on the AIM market of the London Stock Exchange raising up to 10 million British Pound (US$18 million) through placement of new shares (Broker: UK investment bank Charles Stanley; Reporting accountant: Deloitte & Touche).
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MANAGEMENT COMMENTS

Ms. Qiong Wang, Chairman and CEO of Bodisen commented: "We are pleased that our second quarter results have exceeded our expectations. Our new production facility has allowed us to meet strong demand for our environmentally friendly organic fertilizer products. The rapidly growing Chinese economy has lifted the standard of living for 1.3 billion Chinese, including 900 million farmers. Chinese consumers are very conscious of food quality. Many Chinese only use foods and vegetables that are grown with organic fertilizers although such foods are slightly higher priced. In order to increase their household income, farmers across China demand fertilizers that not only generate higher crop yields, but also are organic and environmentally friendly. The year of 2005 should be another banner year of strong earnings growth for Bodisen."

Ms. Wang continued her comment:" During the second half of 2005, in addition to our continued focus on core business, Bodisen's management is committed to increasing shareholder awareness. We look forward to presenting Bodisen to US and European fund managers through road shows in the fall."

About Bodisen Biotech, Inc.


Utilizing proprietary technologies, Bodisen sells over 60 packaged products in 3 product categories: Organic Compound Fertilizer; Organic Liquid Fertilizer; and Pesticides & Insecticides. Bodisen's organic fertilizers can be absorbed by plants within 48 hours while enriching soil conditions without the damaging effects associated with chemical fertilizers.


Bodisen is headquartered in Shaanxi, China, an agricultural hub of China and the economic gateway to the western regions of China. The Bodisen brand is a highly recognized fertilizer brand in China. Its environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Among China's population of 1.3 billion, approximately 900 million Chinese are farmers whose income depend on their crop yields.


Safe Harbor Statement


This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.


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Contact:
     Bodisen Biotech, Inc.
     Investor Relations
     212-566-3503
     info@bodisen.com

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Source: Bodisen Biotech, Inc.